Exhibit (b)(4)

August 2, 2016

Incipio Technologies, Inc.

6001 Oak Canyon

Irvine, California 92618

Incipio, LLC

6001 Oak Canyon

Irvine, CA 92618

Attn: Scott Akamine, General Counsel & Secretary

Re:    Acquisition of Skullcandy, Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of June 23, 2016, as may be amended or modified with the consent of the Investor referred to below (the “Merger Agreement”), by and among by and among Incipio, LLC, a Delaware limited liability company (“Parent”), Powder Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Skullcandy, Inc., a Delaware corporation (the “Company”), pursuant to which Acquisition Sub, or its permitted assignees, will be merged with and into the Company (the “Merger”). This letter is being delivered to Parent to assist the Parent in increasing the Offer Price in the transactions contemplated by the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.    Commitment. Incipio Technologies, Inc. (“Investor”) hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, it shall purchase, or shall cause the purchase of, subordinated debentures of Parent for an aggregate purchase price equal to $10,000,000 (the “Commitment”), solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement, together with related expenses. The amount of the Commitment to be funded under this letter agreement simultaneous with the Closing may be reduced in an amount specified by Parent in writing to Investor prior to the funding thereof but only to the extent that Parent has consummated the transactions contemplated by the Merger Agreement with Investor contributing, or causing to be contributed, less than the full amount of the Commitment.

2.    Use of Proceeds. The proceeds of the Commitment financing will be contributed by Investor to Parent in exchange for, and Parent shall issue to Investor, subordinated debentures of Parent with detachable warrants for Series B Common Units of Parent on the terms set forth on Annex A hereto. Such proceeds shall be used solely to provide a portion of the funds needed to consummate the Merger and to pay transaction expenses in connection with the Merger.

3.    Conditions. The Commitment shall be subject to (a) the satisfaction or waiver with the written consent of Investor at the Closing of each of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, in each case other than those conditions that, by their nature are to be and will be satisfied by actions to be taken on the Closing Date, (b) the substantially concurrent funding of Parent’s other debt financing transactions and equity financing transactions being utilized to fund a portion of the aggregate Merger Consideration, (c) the execution and delivery of definitive documents, in form reasonably satisfactory to each of Parent and Investor, between Parent and Investor concerning the Commitment, and (d) the contemporaneous consummation of the Closing.

4.    Non-Enforceability. This letter agreement may only be enforced by Parent. Without limiting the foregoing, Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement

5.    Termination. The obligation of Investor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Closing, and (c) the Parent, Acquisition Sub, the Company or any of their respective affiliates, directly or indirectly, asserting a claim against Investor or any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees of Investor, or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, or assignee of any of the foregoing (collectively, but not including Investor, Parent or Acquisition Sub, each a “Non-Recourse Party”) in connection with this letter agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby, other than the Parent seeking to enforce the Investor’s obligations hereunder.

6.    No Modification; Entire Agreement. This letter agreement may not be amended, modified or supplemented except by an agreement in writing signed by Parent and Investor. This letter agreement constitutes the sole and entire agreement of Investor or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

7.    Parties in Interest; Third Party Beneficiaries. This letter agreement is for the sole benefit of and shall be binding upon Parent and Investor and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person or entity other than Parent and Investor any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this letter agreement; provided that each Non-Recourse Party may rely on and enforce the provisions of Section 11.

8.    Governing Law; Submission to Jurisdiction; Venue. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Any legal suit, action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby or shall be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.    Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this letter agreement.

10.    Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Investor and Parent. The foregoing notwithstanding, this letter agreement shall be provided to the Company and the undersigned may disclose the existence of this letter agreement to (a) its affiliates and representatives and (b) to the extent required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.

11.    No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Investor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no person other than Investor and Parent has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder or in connection with the transactions contemplated hereby and that no recourse, remedy or right of recovery or contribution shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral statement made or alleged to be made in connection herewith, against, and no personal liability shall attach to, any Non-Recourse Party through Investor, Parent, Acquisition Sub or otherwise, whether based on contract, tort, strict liability or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of Parent or Acquisition Sub against any Non-Recourse Party, by the enforcement of any assessment, judgment, fine or penalty or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse by Parent against Investor pursuant to this letter agreement shall be the sole and exclusive remedy of Parent, Acquisition Sub and all of their respective affiliates against Investor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated hereby or thereby. Notwithstanding any exercise or right to exercise its enforcement rights in accordance with Section 4 hereof, the Company is subject to this Section 11 to the same extent as Parent and Acquisition Sub.

12.    Representations and Warranties.

Each party hereto hereby represents and warrants to the other that:

(a) it is an entity duly organized validly existing and in good standing under the laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this letter agreement,

(b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement,

(c) this letter agreement has been duly and validly executed and delivered by it and, upon execution by each of the other party hereto, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of it, enforceable against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally,

(d) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement,

(e) it has, and as of the Closing will have, sufficient financial resources (including liquidity) to perform the obligations required to be performed by it at the Closing, and

(f) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party.

[SIGNATURE PAGE FOLLOWS]

Very truly yours, Incipio Technologies, Inc.

By	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	President

Agreed to and accepted: Incipio, LLC

By	/s/ Scott Akamine
Name:	Scott Akamine
Title:	General Counsel & Secretary

EXHIBIT A

$10,000,000

SUBORDINATED SECURED LOAN WITH DETACHABLE WARRANTS

FOR SERIES B COMMON UNITS OF INCIPIO, LLC

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Issuer:	Incipio, LLC, a Delaware limited liability company (“Incipio”).

Investor:	Incipio Technologies, Inc. (“Investor”)

Securities:	Investor shall purchase on the Closing Date, subject to the terms and conditions set forth herein and pursuant to that certain Commitment Letter dated as of August 2, 2016 (the “Commitment Letter”) among Incipio and Investor, a subordinated promissory note (“Senior Subordinated Loan”) with detachable warrants for Series B Common Units of Incipio (collectively, the “Securities”).

Investment Amount:	$10,000,000 resulting in the issuance to Investor of (i) Senior Subordinated Loan with the face amount equal to $10,000,000, and (ii) warrants for common equity equal to ***% of the fully diluted equity of the Company.

Senior Subordinated Loan Interest Rate and Payment:	Interest on the Senior Subordinated Loan shall be payable quarterly in arrears at an interest rate that is equal to 12.5%; provided that 7.5% shall be PIK interest and 5% shall be payable in cash; provided further that such cash payment shall be deferred until the Incipio has made $7,500,000 in Excess Term Loan Payments (as defined in the Senior Commitment Letter).

Use of Proceeds:	The proceeds of the Securities will be used to (a) to finance a portion of the Merger; (b) to refinance Incipio’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Merger and such refinancing; or (d) to provide for the ongoing general corporate purposes and working capital needs of Incipio and its subsidiaries.

Closing Date:	The date of the Merger (the “Closing Date”).

Availability:	The Senior Subordinated Loan will be available only in a single draw on the Closing Date.

Documentation:	Except as otherwise specifically provided in this Term Sheet, the documentation for the Securities will be consistent with that certain 10.7% Secured Promissory Note dated December 31, 2015 (as amended, supplemented and otherwise modified to date, the “Goode Promissory Note”), executed by Incipio payable to the order of Goode Incipio Holdco, LLC, a Delaware limited liability company, and the documents executed in connection with the Goode Promissory Note; provided that the Senior Subordinated Loan will be junior to the Goode Promissory Note and Senior Credit Facilities. The provisions of this paragraph are referred to as the “Documentation Principles.”

*** This number has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

Collateral for Senior Subordinated Loan:	Same as those certain senior credit facilities held by Monroe Capital LLC, a Delaware limited liability company and Wells Fargo Bank, National Association (“Senior Credit Facilities”).

Final Maturity:	The date six months following the latest maturity under the Senior Credit Facilities.

Amortization:	None.

Mandatory Prepayments:	None.

Optional Prepayments:	Consistent with the Documentation Principles.

Prepayment Premium:	None.

Conditions to Closing:	Solely the conditions set forth in the Commitment Letter.

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles.

Negative Covenants:	Consistent with the Documentation Principles.

Financial Covenants:	Consistent with the Documentation Principles.

Events of Default:	Consistent with the Documentation Principles.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Consistent with the Documentation Principles.

Assignments and Participations:	Consistent with the Documentation Principles.

Amendments and Waivers:	Consistent with the Documentation Principles.

Indemnification:	Consistent with the Documentation Principles.

Governing Law; Exclusive Jurisdiction and Forum:	Consistent with the Documentation Principles.

Waiver of Jury Trial and Punitive and Consequential Damages:	Consistent with the Documentation Principles.

Expenses:	Consistent with the Documentation Principles.

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